EXHIBIT 4.20

Summary of Sugarcane Purchase and Sale Agreement

Parties: Brenco – Companhia Brasileira de Energia Renovável, as Purchaser, and Brasilagro – Companhia Brasileira de Propriedades Agrícolas, as Seller.

Purpose: Purchase and Sale of the sugarcane owned by the Seller by virtue of the agricultural sub partnership agreement and/or the instrument for regulation of rights and obligations between farmer partners.

Duration: The Agreement shall remain in force until the end of crop 2025/2026.

Final price: The price that the seller will receive by the sugar cane sell will be determined at the end of the respective crop year, based on the formula: PF = QC x QATR x VATR

Wherein:

PF: means the price, in reais, that the buyer will pay to the seller on each crop year

QC: means the total volume of sugar cane delivered to the seller on each crop year, measured in tons

QATR: means the weighted average number of TOTAL RECOVERABLE SUGAR CONTENT (ATR) measured in kilograms, extracted in a ton of sugar cane under the harvest

VATR: means the fixed value and/or payment based on the Regulation for the Business of Purchase and Sale of Sugarcane in the State of São Paulo (CONSECANA-SP) in the Plant Mix.

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BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

/s/ Luiz Paulo Sant’Anna Agro-industrial Superintendent	/s/ Celso Luiz Tavares Ferreira Vice Chief Operating Officer

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BRASILAGRO COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

/s/ André Guillaumon Chief Operating Officer	/s/ Gustavo Javier Lopez Chief Administrative Officer
WITNESSES: /s/Ana Luisa Gomes Kós Duboc de Almeida /s/Ana Carolina Carpegiani